Exhibit 99

TITAN FILES REGISTRATION STATEMENT FOR CONVERSION OFFER
FOR SENIOR CONVERTIBLE NOTES

QUINCY, Ill. - January 22, 2007 - Titan International, Inc. (NYSE: TWI) has filed a registration statement relating to an offer to the holders of its 5.25 percent senior convertible notes due 2009 to convert their notes into Titan’s common stock at an increased conversion rate (the “Offer”). As of January 19, 2007, there were $81.2 million principal amount of convertible notes outstanding.

The registration statement relating to the shares of common stock to be offered has been filed with the Securities and Exchange Commission, but has not yet become effective. Titan’s obligation to commence the Offer, accept convertible notes for conversion and pay the conversion consideration in the Offer is conditioned, among other things, on the effectiveness of the registration statement.

This news release is neither an offer to convert or exchange nor a solicitation of an offer to convert or exchange the convertible notes described above. The Offer will be made solely by a Conversion Offer Prospectus and any Prospectus supplements thereto upon satisfaction or waiver by Titan of the conditions to the Offer and the effectiveness of the registration statement. The registration statement and other related documents filed with the Securities and Exchange Commission may be obtained at the Commission’s Web site, http://www.sec.gov.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489